UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2007

TechnoConcepts, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-12382	84-1605055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Sepulveda Blvd., Suite 202
Van Nuys, CA 91411
(Address of principal executive offices) (Zip Code)

(818) 988-3364
Registrant’s telephone number, including area code

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement.

As reported in our Current Report on Form 8-K filed February 27, 2007, TechnoConcepts Inc., a Colorado corporation, (the “Company”) completed a private placement with certain institutional investors. Pursuant to the offering, we sold 8% secured convertible debentures (the “Debentures”), due 18 months from the date of issuance, in the aggregate principal amount of $6,000,000 and convertible into 4,000,000 shares of our common stock and warrants exercisable for a total of 2,500,000 shares of our common stock. One half of such warrants are exercisable at $1.90 per share (subject to adjustment) and one half of such warrants are exercisable at $2.75 per share (subject to adjustment). We also issued additional warrants exercisable for an aggregate of 3,000,000 shares of our common stock as follows: (i) an 18-month warrant exercisable for 1,500,000 shares of Common Stock at an exercise price of $2.00 per share (subject to adjustment); (ii) a five-year warrant exercisable for 750,000 shares of Common Stock at an exercise price of $2.50 per share (subject to adjustment); and (iii) a five-year warrant exercisable for 750,000 shares of Common Stock at an exercise price of $3.50 per share (subject to adjustment). This investor paid no additional consideration for the additional warrants.

If the Debentures and the warrants issued in the offering were to be converted or exercised, as applicable, in full for shares of Common Stock, the Company would issue an aggregate of 9,500,000 shares of Common Stock, subject to adjustments, representing thirty (30%) percent of the total number of shares of Common Stock currently outstanding (inclusive of such shares).

Under the terms of the subscription agreements, the Company agreed to prepare and file, within 30 days of the final closing of the offering (which occurred on February 21, 2007), a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission to permit the resale of all the shares to be issued upon conversion of the Debentures and the shares issuable upon exercise of the warrants.

The Company has not filed such registration statement within such thirty-day period, and therefore the Company is now obligated to pay the investors, pursuant to the subscription agreements, as partial compensation for such failure and not as a penalty, 1.0% of the purchase price (equal to $60,000) of the registrable securities purchased from the Company in the offering for each month (or portion thereof) in which such failure occurs until the registration statement has been declared effective. Such payments are to be made in cash on the fifth business day following every month in which a registration default has occurred. However, no liquidated damages are payable with respect to any warrants, additional warrants, warrant shares or additional warrant shares. If the Company does not remit payment to any investor as set forth above, the Company must pay the investor interest at the rate of 12% per annum, or the highest rate permitted by law, if less, until such sums have been paid in full.

.
In addition to the partial compensation payable pursuant to the subscription agreements, described in the foregoing paragraph, failure of the Company to file such registration statement within such thirty-day period could be asserted by a Debenture holder as an Event of Default of the Debentures.

Upon the occurrence of an Event of Default, the outstanding principal amount of the Debentures, together with accrued and unpaid interest, liquidated damages and other amounts owing in respect thereof, shall become, at the holders’ election, immediately due and payable in cash at the “Mandatory Default Amount.” The Mandatory Default Amount is defined to mean the sum of -

(i) the greater of

(A) 130% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest thereon, or

(B) the outstanding principal amount of the Debentures, plus all accrued and unpaid interest thereon, divided by the Conversion Price; and

(ii)  all other amounts, costs, expenses and liquidated damages due in respect of the debentures.

Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the debenture, the interest rate on the debenture will accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.

To date, no holder of the Debentures has asserted any Event of Default nor elected to accelerate the indebtedness under the 8% secured convertible Debentures.

In the event the Company failed to pay the Mandatory Default Amount, when due, such failure could constitute an event of default under the terms of a security agreement, by and among the Company, its subsidiaries that have a provided a subsidiary guarantee, Asante Networks, Inc. and TechnoConcepts, Inc. (Nevada), and the holders of the Debentures, pursuant to which the Company and such subsidiaries have granted to such holders a security interest in essentially all of their property and assets other than the Company’s equity interests in its subsidiaries incorporated in Hong Kong or in the People’s Republic of China.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of 8% secured convertible debentures of TechnoConcepts, Inc. (1)

10.1	Form of Subscription Agreement, by and between TechnoConcepts, Inc. and an investor in the Units (2)

10.2	Form of Addendum to Subscription Agreement (3)

10.3	Form of Security Agreement, by and among TechnoConcepts, Inc., each of the subsidiary guarantors, and the investors in the 8% secured convertible debentures (4)

__________
(1) Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K (File No. 333-90682) filed on February 27, 2007.

(2) Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (File No. 333-90682) filed on February 27, 2007.

(3) Incorporated by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (File No. 333-90682) filed on February 27, 2007.

(4) Incorporated by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K (File No. 333-90682) filed on February 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechnoConcepts, Inc.

Date: March 27, 2007	By:	/s/ Michael Handelman
Name: Michael Handelman
Title: Chief Financial Officer